June 13, 2012

IBP Redevelopment Corporation Tyson Farms, Inc. Carolina Brand Foods, LLC c/o Tyson Foods, Inc. 2200 Don Tyson Parkway Springdale, Arkansas 72762-6999

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to IBP Redevelopment Corporation, a Missouri corporation, Tyson Farms, Inc., a North Carolina corporation, and Carolina Brand Foods, LLC, a North Carolina limited liability company (collectively, the “Subsidiary Guarantors”). We refer to the Registration Statement on Form S-3, File No. 333-181918 (the “Registration Statement”) filed with the Securities and Exchange Commission by Tyson Foods, Inc., a Delaware corporation and the parent corporation of the Subsidiary Guarantors (the “Parent”), and by certain subsidiaries of the Parent (including the Subsidiary Guarantors) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, (i) the Parent is issuing $1,000,000,000 aggregate principal amount of its 4.500% Senior Notes due 2022 (the “Notes”) and (ii) the Subsidiary Guarantors, and certain other subsidiaries of the Parent, are providing guarantees of the Notes (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be issued under an Indenture dated as of June 1, 1995 (the “Base Indenture”) between the Parent and The Bank of New York Mellon Trust Company N.A., as successor trustee (the “Trustee”) to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank, N.A.), the original trustee, as supplemented by the Supplemental Indenture dated June 13, 2012 (the “Supplemental Indenture”) relating to the Notes. The Base Indenture as supplemented by the Supplemental Indenture is hereinafter referred to as the “Indenture.” The Securities are to be sold pursuant to an underwriting agreement dated June 6, 2012 (the “Underwriting Agreement”) among the Parent, the guarantor subsidiaries and the Underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act

In connection herewith, we have reviewed:

(1)	the Registration Statement;

(2)	the Indenture;

Exhibit 5.5

IBP Redevelopment Corporation Tyson Farms, Inc. Carolina Brand Foods, LLC June 13, 2012 Page 2

(3)	the form of the Supplemental Indenture;

(4)	the articles of incorporation, certificate of incorporation or certificate of formation and bylaws of each of the Subsidiary Guarantors, as in effect on the date hereof and as provided to us by representatives of such company.

The documents referenced as items (1) through (4) above are collectively referred to herein as the “Transaction Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate or analogous records, agreements and instruments of the Subsidiary Guarantors, certificates of public officials and officers of the Subsidiary Guarantors, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents and certificates and statements of appropriate representatives of the Subsidiary Guarantors.

In connection herewith, we have assumed that, other than with respect to the Subsidiary Guarantors, all of the Transaction Documents have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such Transaction Documents, all of the signatories to such Transaction Documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such Transaction Documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Guarantee by any Subsidiary Guarantor will constitute the valid and binding obligation of such Subsidiary Guarantor when the Notes are duly executed by duly authorized officers of the Parent and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a) Our opinions herein reflect only the application of applicable Missouri and North Carolina law (excluding the securities and blue sky laws of such States, as to which we express no opinion). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

IBP Redevelopment Corporation Tyson Farms, Inc. Carolina Brand Foods, LLC June 13, 2012 Page 3

(b) Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

(c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d) We express no opinion as to:

(i) the enforceability of any provision in the Indenture or the Guarantees purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) waive the right of the Subsidiary Guarantors or any other person to a trial by jury, (C) provide that remedies are cumulative or that decisions by a party are conclusive (D) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law, or (E) govern choice of law or conflicts of laws; or

(ii) the enforceability of any rights to indemnification or contribution provided for in the Transaction Documents which are violative of public policy underlying any law, rule or regulation (including any Federal or state securities law, rule or regulation) or the legality of such rights.

(e) We express no opinion as to whether the Subsidiary Guarantor organized under the laws of Missouri may guarantee or otherwise be liable for indebtedness incurred by the Parent except to the extent that such Guarantor may be determined to have benefited from the incurrence of the indebtedness by the Parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Parent are, directly or indirectly, made available to such Guarantor for its corporate purposes.

(f) We call to your attention that enforcement of a guaranty by a Guarantor Subsidiary organized under the laws of North Carolina may be limited by the provisions of Chapter 26 of the North Carolina General Statutes and we express no opinion as to the effectiveness of any waiver by any such guarantor of his, her or its rights under such Chapter.

IBP Redevelopment Corporation Tyson Farms, Inc. Carolina Brand Foods, LLC June 13, 2012 Page 4

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offer and sale of the Debt Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BRYAN CAVE LLP